Exhibit 4.7

THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO SALE, TRANSFER, PLEDGE, ASSIGNMENT OR OTHER DISPOSITION OF THIS NOTE OR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

DIFFUSION PHARMACEUTICALS LLC

CONVERTIBLE [____]% PROMISSORY NOTE

[________] [___], 20[__]

Charlottesville, Virginia	$[______]

Diffusion Pharmaceuticals LLC, a Virginia limited liability company (the “Company”), for value received, hereby promises to pay “Investor” or registered assigns (the “Holder”) on [________] [___], 20[__] (the “Maturity Date”), at the principal offices of the Company located at 2020 Avon Court #4, Charlottesville, Virginia 22902 (the “Principal Office”), the principal sum of $[______], plus interest on such amount accruing at a rate of [___]% per annum, unless and until the Company’s obligation with respect to the payment of such principal sum shall be discharged as herein provided. Unless converted as set forth in paragraph 3, principal and accrued interest shall be payable in cash on the Maturity Date. This Note is one of a series of convertible unsecured promissory notes issued by the Company in conjunction herewith (such series not including this Note, the “Other Notes,” and the Other Notes together with this Note, the “Company Notes”) and is being issued pursuant to the terms of a Subscription Agreement dated on or about the date hereof by and between the Company and the Holder (the “Subscription Agreement”).

1.	Ranking.

The Company Notes will constitute general, unsecured obligations of the Company

2.	Events of Default.

(a)     An “Event of Default” shall mean (x) the failure of the Company to pay any of its payment obligations under this Note when due, or (y) the Company admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any substantial portion of its property; files a petition under bankruptcy or other laws for the relief of debtors; consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief; or any court adjudicates the Company as bankrupt and such adjudication shall remain unvacated, not set aside, or unstayed for an aggregate of 60 days, whether or not consecutive.

(b)     In the event of default in payment under the terms of paragraph 2(a)(x) as the same becomes due and such default is not cured within thirty (30) days after written notice thereof is received by the Company, or default under the terms of paragraph 2(a)(y) and such default is not cured within forty five (45) days after written notice thereof is received by the Company, and at any time during the continuation of any such Event of Default, the Holder may, upon notice to the Company, (i) declare the aggregate outstanding amount of this Note to be immediately due and payable and may exercise any rights or remedies permitted under applicable law and/or (ii) elect to convert this Note, in whole or in part, together with accrued but unpaid interest, into Membership Units (as defined in the Company’s Operating Agreement, as amended and restated effective February 25, 2005 (as such may be hereafter amended from time-to-time, the “Operating Agreement”)) of the Company (the “Units”) at a price per Unit equal to $[____] (as adjusted from time-to-time pursuant to the terms hereof, the “Conversion Price”). In connection with the foregoing, the Company waives notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, and all other notices, except those with respect to defaults as described within this paragraph.

3.     Conversion.

(a)     At any time and from time-to-time prior to the Maturity Date, the Holder may elect to convert this Note, in whole or in part, together with accrued but unpaid interest, into Units at a price per Unit equal to the Conversion Price.

(b)     In the event of a Change of Control of the Company or a Qualified Financing, the Holder may, upon notice to the Company, (x) declare the aggregate outstanding amount of this Note to be immediately due and payable and may exercise any rights or remedies permitted under applicable law and/or (y) elect to convert this Note, in whole or in part, together with accrued but unpaid interest as if such conversion took place on the Maturity Date, into Units at a price per Unit equal to the Conversion Price, with such conversion to be effective immediately prior to the effective time of the Change of Control or Qualified Financing, as applicable. In connection with the foregoing, the Company waives notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, and all other notices. For purposes of this paragraph, (i) the term “Change of Control” shall mean (a) a merger or consolidation in which the Members (as defined in the Operating Agreement) immediately prior to the transaction do not own, directly or indirectly, more than 50% of the membership interest of the surviving company; (b) the acquisition of more than 50% of the Company's outstanding Membership Interest (as defined in the Operating Agreement) by a single person, entity or group or persons or entities acting in concert, or (c) the sale or transfer of all or substantially all of the assets of the Company, and (ii) a “Qualified Financing” shall mean a sale of Units or other transaction that results in gross proceeds to the Company of at least $50,000,000, including the conversion of the Company Notes.

(c)     If the Holder elects to convert this Note into Units pursuant to the terms hereof, the Holder shall notify the Company (such notice, the “Conversion Notice”) of the conversion. The effective date of the conversion shall be the date of the Conversion Notice, except as otherwise set forth in Section 3(b) above. On conversion of this Note, (i) the Holder shall surrender this Note at the Principal Office, (ii) the Holder will become a party to the Operating Agreement, if the Holder is not already a party to the Operating Agreement, (iii) the Units issued upon conversion of the Note will have the rights set forth in the Operating Agreement, and (iv) the Company shall issue and deliver to the Holder a new note or notes reflecting the portion, if any, of the principal amount hereof not so converted. Prior to the conversion of this Note, Holder shall not be entitled by reason of the Holder’s status as a holder of this Note to any rights of a Member of the Company except as explicitly set forth herein.

Prepayment.

Full or partial prepayment of the Company Notes will be permitted at any time and from time-to-time on a pari passu basis; provided, that upon receipt of notice of any such prepayment, the Holder shall have the option to convert this Note at Holder’s sole discretion pursuant to the terms of paragraph 3(a).

4.	Notices.

Any notice required by this Note shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Holder at the address of the holder appearing on the books of the Company. Any notices shall be addressed to the Company at its Principal Office. Any party may change the location at which it will receive notice hereunder by providing the other party with notice of such change pursuant to the provisions of this paragraph 5.

5.	No Dilution or Impairment.

(a)     If the Company, at any time on or after the date hereof: (i) makes a distribution or distributions on its Units or any other equity or equity equivalent securities payable in Units (which, for avoidance of doubt, shall not include any Units issued by the Company pursuant to the Company Notes), (ii) subdivides outstanding Units into a larger number of Units, (iii) combines outstanding Units into a smaller number of Units, or (iv) issues by reclassification of Units any ownership interest of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Units outstanding immediately before such event and of which the denominator shall be the number of Units immediately after such event and the number of Units issuable upon conversion of this Note shall be proportionately adjusted. Any adjustment made pursuant to this paragraph 6(a) shall become effective immediately after the record date for the determination of Members entitled to receive such distribution or shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)     Without the consent of a majority in interest of the holders of the Company Notes, the Company shall not, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, amend the Operating Agreement or take any other voluntary action in connection therewith.

6.	Information Rights.

The Holder shall have the information rights of a “Member” under Section 15.03 of the Operating Agreement.

7.	Miscellaneous.

(a)     This Note has been issued by the Company pursuant to authorization of the Board of Directors of the Company.

(b)     This Note is nonnegotiable, and no transfer, assignment or other disposition of this Note or of any interest or right herein or in the indebtedness evidenced hereby shall be effected except as provided herein and in that certain Subscription Agreement pursuant to which the Holder subscribed for this Note (the “Subscription Agreement”).

(c)     The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever and the Company shall not be affected by any notice to the contrary. Subject to the limitations set forth herein and in the Subscription Agreement and any other contractual restrictions, the registered owner of this Note shall have the right to transfer this Note by assignment, and the transferee thereof shall, upon his or her registration as owner of this Note, become vested with all the powers and rights of the transferor. Registration of any new owners shall take place upon presentation of this Note to the Company at the Principal Office, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his or her address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company. Notice sent to any registered owner shall be effective as against all the Holders or transferees of this Note not registered at the time of sending the communication.

(d)     All payments of interest and principal shall be in lawful money of the United States of America.

(e)     The Company agrees to pay the Holder’s reasonable costs in collecting and enforcing this Note, including reasonable attorneys’ fees.

(f)     THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. VENUE FOR ANY DISPUTE ARISING HEREUNDER SHALL BE PROPER EXCLUSIVELY IN THE CITY OF CHARLOTTESVILLE, VIRGINIA.

(g)     No recourse shall be had for the payment of the principal of this Note against any past, present or future member, manager, officer, director, agent or attorney of the Company, or of any successor Company, either directly or through the Company or any successor Company, all such liability of the members, managers, officers, directors, agents and attorneys being waived, released and surrendered by the Holder hereof by the acceptance of this Note.

(h)     This Note may not be altered, amended, modified or waived except by a written instrument signed by the Company and the Holder.

IN WITNESS WHEREOF, the Company has caused this Note to be issued in its name by its authorized officer on the date first set forth above.

THE COMPANY:

DIFFUSION PHARMACEUTICALS LLC

By:________________
Name: David G. Kalergis, MBA/JD

Title: Chief Executive Officer

HOLDER:

[______________]

By:________________
Name: [_________]

Title: [__________]

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